Exhibit 99.1

Company contact:
Kristin Brown

W. P. Carey Inc.

212-492-8989

kbrown@wpcarey.com

Press contact:

Guy Lawrence

Ross & Lawrence

212-308-3333

gblawrence@rosslawpr.com

W. P. Carey Announces Stockholder Approval of Merger with Corporate Property Associates 16 — Global and 2014 Guidance

NEW YORK, NY - 01/27/14 — W. P. Carey Inc. (NYSE:WPC) reported today that its proposed merger with its publicly held, non-traded REIT affiliate, Corporate Property Associates 16 — Global Incorporated (CPA®:16 — Global), was approved by its stockholders and the stockholders of CPA®:16 — Global on January 24, 2014. The merger was approved by 98% of the shares voted by W. P. Carey’s stockholders and by 96% of the eligible votes cast at CPA®:16 — Global’s special meeting of stockholders. The transaction is expected to close on January 31, 2014.

Upon completion of the transaction, W. P. Carey Inc. is expected to have an equity market capitalization of approximately $6.5 billion and a total market capitalization of approximately $10 billion.  Its global portfolio will consist of more than 85 million square feet of corporate real estate leased to over 230 companies around the world. W. P. Carey will continue to manage CPA®:17 — Global, CPA®:18 — Global and Carey Watermark Investors, its publicly held non-traded REITs. The merger is expected to improve the quality of W. P. Carey’s earnings by continuing the shift in revenue mix towards stable real estate income and increasing portfolio diversification.

The Company also announced that for the full year 2014 it expects to report Adjusted Funds From Operations (“AFFO”) of between $4.40 to $4.65 per diluted share. W. P. Carey expects to update its annual AFFO guidance in connection with the release of its quarterly earnings throughout the year.

The guidance range reflects certain assumptions, including:

•                  closing of the merger with CPA®:16 — Global;

•                  approximately $1.5 billion of total acquisitions, including approximately $1.3 billion in the Managed REITs;

•                  anticipated asset dispositions; and

•                  enhanced access to capital markets and reducing secured mortgage debt.

Trevor P. Bond, President and CEO of W. P. Carey, commented, “With the addition of assets that have been managed since their acquisition by W. P. Carey’s management team, the merger with CPA®:16 — Global reinforces W. P. Carey’s status as a leading net-lease REIT of significant scale and increasingly diversified global portfolio. By enhancing our access to diverse, efficiently priced sources of capital, the merger will continue to position us to capitalize on new opportunities that support W. P. Carey’s long-standing tradition of stable dividend growth and value creation for our shareholders.”

BofA Merrill Lynch acted as financial advisor to W. P. Carey and DLA Piper LLP (US) is legal advisor to W. P. Carey. Barclays acted as financial advisor to CPA®:16 — Global and Clifford Chance US LLP is legal advisor to CPA®:16 — Global. Pepper Hamilton acted as legal advisor to the CPA®:16 — Global Special Committee.  Reed Smith LLP provided real estate counsel.

W. P. Carey Inc.

W. P. Carey Inc. is a publicly traded REIT (NYSE: WPC) that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and owns and manages an investment portfolio totaling more than $15 billion. The largest owner/manager of net-lease assets, WPC’s corporate finance-focused credit and real estate underwriting process is a constant that has been successfully leveraged across a wide variety of industries and property types. Its portfolio of long-term leases with creditworthy tenants has an established history of generating stable cash flows that have enabled WPC to deliver consistent and rising dividend income to investors for nearly four decades. www.wpcarey.com

Cautionary Statement Concerning Forward-Looking Statements:

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, both as amended by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms.  These forward-looking statements include, but are not limited to, statements regarding the expected range of AFFO per diluted share, the benefits of the proposed merger with CPA®:16 — Global (the “Merger”), annualized dividends, funds from operations coverage, integration plans and expected synergies, anticipated future financial and operating performance and results, including estimates of growth, and the expected timing of completion of the proposed Merger.  These statements are based on the current expectations of the management of W. P. Carey.  It is important to note that the actual results of W. P. Carey or of the combined company following the consummation of the proposed Merger could be materially different from those projected in such forward-looking statements.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company.  Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s and CPA®:16 — Global’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Item 1A.  Risk Factors in each company’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the SEC.  These risks, as well as other risks associated with the proposed Merger, are more fully discussed in the Form S-4 and the Joint Proxy Statement/Prospectus, as amended (File No. 333-191517) filed by W. P. Carey and CPA®:16 — Global.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise.  Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Disclosure

The AFFO guidance described above is based on current plans, assumptions and estimates and is subject to the risks and uncertainties more fully described in this press release and the reports filed with the Securities and Exchange Commission as described above.  AFFO is a supplemental non-GAAP performance measure used by many companies in the real estate industry to measure the operating performance of real estate investment trusts.  AFFO should not be considered a substitute for net earnings computed under GAAP, as an alternative to cash from operating activities computed under GAAP, or as an indicator of our ability to fund our cash needs.  Furthermore, W. P. Carey does not calculate certain prospective financial information that would be required for a full reconciliation to GAAP net income, which information is not significant to the determination of our AFFO projections.